Exhibit 2.1(a)

CONFIDENTIAL

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”), effective as of October 2, 2019, entered into by and among Social Capital Hedosophia Holdings Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), Foundation Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub A”), Foundation Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub B”), Foundation Sub LLC a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub LLC” collectively with Merger Sub A and Merger Sub B, the “Merger Subs”), Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (“Vieco 10”), Vieco USA, Inc., a Delaware corporation (the “Holder”), TSC Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco 10 (“Company A”), Virgin Galactic Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco 10 (“Company B”), and VGH, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Vieco 10 (“Company LLC” collectively with Company A and Company B, the “Companies”), amends the Agreement and Plan of Merger (the “Agreement”), dated as of July 9, 2019, by and among Acquiror, the Merger Subs, Vieco 10 and the Companies. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement. Acquiror, the Holder, Vieco 10, the Merger Subs and the Companies are referred to herein collectively as the “Parties” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Acquiror, Vieco 10, the Merger Subs and the Companies have entered into the Agreement;

WHEREAS, pursuant to and in accordance with Section 13.10 of the Agreement, the Parties desire to add the Holder as an additional party to the Agreement and amend the Agreement as set forth in this Amendment No. 1;

WHEREAS, the Holder desires to become a party to the Agreement and to be fully bound by all of the rights and obligations of the Agreement, as amended by this Amendment No. 1, as the Holder thereunder; and

WHEREAS, the Holder has delivered to the other Parties, concurrently with the execution of this Amendment No. 1, the Amendment No. 1 to the Holder Disclosure Letter.

NOW, THEREFORE, in consideration of the promises, and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    Joinder. The Holder hereby agrees to become a party to the Agreement and agrees to be fully bound by all of the rights and obligations of the Agreement, as amended by this Amendment No. 1, as the Holder thereunder.

Section 2.    Amendment to Preamble. The Preamble of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“This Agreement and Plan of Merger, dated as of July 9, 2019 (this “Agreement”), as amended on October 2, 2019, is made and entered into by and among Social Capital Hedosophia Holdings Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Foundation Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub A”), Foundation Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub B”), Foundation Sub LLC a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub LLC” collectively with Merger Sub A and Merger Sub B, the “Merger Subs” and each, a “Merger Sub”), Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (“Vieco 10”), Vieco USA, Inc., a Delaware corporation and wholly owned subsidiary of Vieco 10 (the “Holder”), TSC Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco 10 (which shall become a direct wholly owned subsidiary of the Holder pursuant to the Pre-Closing Restructuring Plan (as defined below) prior to the Closing) (“Company A”), Virgin Galactic Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco 10 (which shall become a direct wholly owned subsidiary of the Holder pursuant to the Pre-Closing Restructuring Plan prior to the Closing) (“Company B”) and VGH, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Vieco 10 (which shall become a direct wholly owned subsidiary of the Holder pursuant to the Pre-Closing Restructuring Plan prior to the Closing) (“Company LLC” collectively with Company A and Company B, the “Companies” and each, a “Company”).”

Section 3.    Amendment to Recitals. The Recitals of the Agreement are hereby amended by:

3.1    Deleting the following sentences in their entirety:

“WHEREAS, prior to the Closing and subject to the terms and conditions of this Agreement, the Holder and the Companies shall consummate the Pre-Closing Restructuring (as defined below), pursuant to which Company A, Company B and Company LLC shall become, in each case, direct wholly-owned subsidiaries of the Holder;

WHEREAS, the Board of Managers or Board of Directors, as applicable, of each of the Holder and the Companies has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for each of the Holder and the Companies to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the sole member or sole shareholder, as applicable, of the respective Companies;

WHEREAS, the Holder or a Subsidiary of the Holder, in each case as sole and managing member or shareholder, as applicable, of each of the Companies, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Holder’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Holder the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Holder, Acquiror and CP Holder (as defined below) have executed and delivered the Purchase Agreement (as defined below) to the other parties thereto pursuant to which, among other things, Sponsor has agreed to purchase, effective as of immediately following the Effective Time (as defined below), a number of shares of Acquiror Common Stock as set forth therein and subject to the terms and conditions thereof;”

3.2    Inserting the following sentences in lieu of the corresponding sentences referenced in Section 3.1 of this Amendment No. 1:

“WHEREAS, prior to the Closing and subject to the terms and conditions of this Agreement, Vieco 10, the Holder and the Companies shall consummate the Pre-Closing Restructuring (as defined below), pursuant to which Company A, Company B and Company LLC shall become, in each case, direct wholly-owned subsidiaries of the Holder;

WHEREAS, the Board of Managers or Board of Directors, as applicable, of each of Vieco 10, the Holder and the Companies has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for each of Vieco 10, the Holder and the Companies to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the sole member or sole shareholder, as applicable, of the respective Companies;

WHEREAS, Vieco 10 or a Subsidiary of Vieco 10, in each case, as sole and managing member or shareholder, as applicable, of each of the Companies, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Holder’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to Vieco 10 the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of Vieco 10, Acquiror and CP Holder (as defined below) have executed and delivered the Purchase Agreement (as defined below) to the other parties thereto pursuant to which, among other things, Sponsor has agreed to purchase, effective as of immediately following the Effective Time (as defined below), a number of shares of Acquiror Common Stock as set forth therein and subject to the terms and conditions thereof;”

Section 4.    Amendment to Section 1.1. Section 1.1 of the Agreement is hereby amended by:

4.1     Deleting the following sentences in their entirety:

““Actual Section 1445 Withholding Amount” has the meaning specified in Section 9.4(a).

“Potential Section 1445 Withholding Amount” has the meaning specified in Section 9.4(a)(iv).

“Section 1445 Certificate” has the meaning specified in Section 9.4(a)(i).”

4.2    Deleting the following sentences in their entirety:

““Holder Incentive Plan” means the Holder 2014 Share Option Plan, as amended from time to time.

“Option” means an option to purchase common shares of Holder granted under the Holder Incentive Plan.

“Pre-Closing Restructuring” means the restructuring transactions with respect to the Subsidiaries of the Holder, as set forth in Section 1.1(a) of the Company Disclosure Letter (the “Pre-Closing Restructuring Plan”); provided that Acquiror and the Holder may mutually agree to amend the Pre-Closing Restructuring Plan after the date hereof to the extent reasonably necessary to consummate the transactions contemplated hereby in the most Tax-efficient manner.

“Purchase Agreement” means the Purchase Agreement, entered into by and among the CP Holder, Acquiror and the Holder, dated as of the date hereof.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Holder, as amended or modified from time to time.”

4.3    Inserting the following sentences in lieu of the corresponding sentences referenced in Section 4.2 of this Amendment No. 1:

‘“Vieco 10 Incentive Plan” means the Vieco 10 Limited 2014 Share Option Plan, as amended from time to time.

“Option” means an option to purchase common shares of Vieco 10 granted under the Vieco 10 Incentive Plan.

“Pre-Closing Restructuring” means the restructuring transactions with respect to the Subsidiaries of Vieco 10, as set forth in Section 1.1(a) of the Company Disclosure Letter (the “Pre-Closing Restructuring Plan”); provided that Acquiror and Vieco 10 may mutually agree to amend the Pre-Closing Restructuring Plan after the date hereof to the extent reasonably necessary to consummate the transactions contemplated hereby in the most Tax-efficient manner.

“Purchase Agreement” means that certain Purchase Agreement, dated as of the date hereof, by and among the CP Holder, Acquiror and Vieco 10, as amended or modified from time to time.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and Vieco 10, as amended or modified from time to time.”

4.4    Deleting the following clause from the definition of “Transaction Expenses”:

“provided, however, Transaction Expenses shall not include any Taxes imposed on the Holder, the Companies or any of their Subsidiaries arising as a result of (i) the Pre-Closing Restructuring or (ii) any withholding Taxes (including, any withholding Taxes imposed under Section 1441 or 1445 of the Code) resulting from any of the transactions contemplated by this Agreement, which shall be the responsibility of the Holder.”

4.5    Inserting the following clause in lieu of the corresponding clause referenced in Section 4.4 of this Amendment No. 1:

“provided, however, Transaction Expenses shall not include any Taxes imposed on Vieco 10, the Holder, the Companies or any of their Subsidiaries arising as a result of (i) the Pre-Closing Restructuring or (ii) any withholding Taxes (including, any withholding Taxes imposed under Section 1441 or 1445 of the Code) resulting from any of the transactions contemplated by this Agreement, which shall be the responsibility of the Holder.”

4.6    Inserting the following sentences as new sentences:

“Vieco 10” has the meaning specified in the Preamble hereto.

Section 5.    Amendment to Section 1.2. Section 1.2 of the Agreement is hereby amended by adding the following as a new Section 1.2(g):

“Except where otherwise indicated, when reference is made to the Holder’s Subsidiaries or the Holder and its Subsidiaries in this Agreement, such term or phrase shall mean the Holder’s Subsidiaries or the Holder and its Subsidiaries after giving effect to the Pre-Closing Restructuring.”

Section 6.    Amendment to Section 2.4(b). Section 2.4(b) of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“At the Closing, the Holder will deliver or cause to be delivered:

(i)    to Acquiror, a certificate signed by an officer of the Holder, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a) and Section 10.2(c) (with respect to the Holder) have been fulfilled;

(ii)    to Acquiror, the Registration Rights Agreement, duly executed by a duly authorized representative of the Holder;

(iii)    to Acquiror, the Stockholders’ Agreement, duly executed by a duly authorized representative of the Holder; and

(iv)    to Acquiror, a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying Holder’s non-foreign status.”

Section 7.    Amendment to Section 3.2. Section 3.2 of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“Prior to the Effective Time, Vieco 10 shall take all necessary and appropriate actions so that, as of the Effective Time, each Option that is then outstanding shall be cancelled without consideration therefor.”

Section 8.    Amendment to Article IV. Article IV of the Agreement is hereby amended as follows:

8.1    by deleting the preamble to Article IV in its entirety and inserting in lieu thereof the following:

“Except as set forth in the disclosure letter delivered to Acquiror and Merger Subs by the Holder on the date of this Agreement, as amended by Amendment No. 1 thereto (the “Holder Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article IV) and as contemplated by the Pre-Closing Restructuring, the Holder represents and warrants to Acquiror and Merger Subs as follows:”

8.2    by deleting Section 4.1 in its entirety and inserting in lieu thereof the following:

“The Holder has been duly organized and is validly existing as a corporation in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Holder is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Holder Material Adverse Effect.”

Section 9.    Amendment to Section 7.5. Section 7.5 of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“Prior to the Closing, each of Vieco 10, the Holder and the Companies shall, or shall cause its and their Subsidiaries to, effect all transfers and shall take all such actions as are necessary so that the Pre-Closing Restructuring shall be consummated prior to the Closing.”

Section 10.    Amendment to Section 8.2(a). Section 8.2(a) of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“If, after the Acquiror Shareholder Meeting the cash available in the Trust Account after deducting the amount required to satisfy the Acquiror Share Redemption Amount (the “Trust Amount”) is less than the sum of (x) Four Hundred Million Dollars ($400,000,000), plus (y) if applicable, an aggregate of approximately $24,150,000 of deferred underwriting commissions being held in the Trust Account (but in no event including any Transaction Expenses or transaction expenses of Acquiror or its Affiliates as set forth on a written statement to be delivered to the Holder pursuant to Section 2.4(d)) (the “Minimum Available Acquiror Cash Amount”), then, at the Closing, (i) if Holder has elected that, pursuant to and in accordance with the terms of the Purchase Agreement, the CP Holder shall purchase any amount of Primary Shares (as defined in the Purchase Agreement), then the Primary Purchase Price (as defined in the Purchase Agreement) to be paid in exchange for such Primary Shares (the “Investment Amount”) shall be counted towards the Minimum Available Acquiror Cash Amount and (ii) the Holder and its Affiliates shall, subject to Section 8.2 of the Holder Disclosure Letter, have the right (but not the obligation) to purchase additional shares of Acquiror Common Stock at a price per share of $10.00 (the “Additional Holder Equity Amount”) up to the Minimum Available Acquiror Cash Amount less the amount of the Primary Purchase Price counted towards the Minimum Available Acquiror Cash Amount pursuant to clause (i) above, at which point the condition set forth in Section 10.3(d) shall be satisfied (the amount as calculated by adding the Trust Amount, the Additional Holder

Equity Amount (if any) and the Investment Amount, the “Available Acquiror Cash”). Without limiting the foregoing, if the Available Acquiror Cash is reasonably expected to be less than $200,000,000, then the Holder and its Affiliates shall, subject to Section 8.2 of the Holder Disclosure Letter, be entitled to purchase, or arrange for the purchase by third Persons of, additional shares of Acquiror Common Stock at a price per share of $10.00 in an aggregate amount such that the Available Acquiror Cash is, at or immediately prior to the Closing, equal to at least $200,000,000 after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Acquiror Cash including for purposes of Section 10.3(d). Acquiror shall reasonably cooperate with and shall take all actions reasonably required to effect the foregoing, including, without limitation, by issuing additional shares of Acquiror Common Stock.”

Section 11.    Amendment to Section 8.6(a). Section 8.6(a) of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“the Board of Directors of Acquiror shall consist of eight (8) directors, which shall consist of (w) three (3) directors designated by the CP Holder, which shall be initially Chamath Palihapitiya, Adam Bain and James Ryans (the “SCH Designated Directors”), (x) three (3) directors designated by the Holder (the “Holder Designated Directors”), (y) one (1) independent director to be mutually agreed by the CP Holder and the Holder as soon as reasonably practicable following the date of this Agreement (but in any event, prior to the effectiveness of the Registration Statement), and (z) the Acquiror’s Chief Executive Officer, which shall initially be George Whitesides;”

Section 12.    Amendments to Section 9.3. Section 9.3 of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“Without limiting any covenant contained in Article VII or Article VIII, Vieco 10, Acquiror, the Holder and the Companies shall each, and shall each cause their respective Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Holder, the Companies, or their respective Affiliates are required to obtain in order to consummate the Mergers and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Holder or the Companies under this Section 9.3 will constitute a breach of Section 7.1.”

Section 13.    Amendments to Section 9.4. Section 9.4 of the Agreement is hereby amended as follows:

13.1    by deleting Section 9.4(a) in its entirety and inserting in lieu thereof the following:

“Reserved.”

13.2    by deleting Section 9.4(d)(ii) in its entirety and inserting in lieu thereof the following:

“To the extent the Acquiror or any of its Subsidiaries is included in any combined, unitary or consolidated state or federal Tax Return with the Holder or any of its Affiliates, (i) the Holder shall take no action with respect to any item reported on such Tax Return that could reasonably be expected to materially impact the Acquiror or any of its Subsidiaries, as the case may be, without obtaining the prior written consent of Acquiror, which shall not be unreasonably withheld, delayed or conditioned, (ii) if the Holder or any of its Affiliates utilize any Tax attributes generated after Closing that would not have been utilized by the Holder or its Affiliates had the Acquiror or any of its Subsidiaries not been included in such applicable Tax Return, the Holder shall appropriately compensate the Acquiror for the use of such Tax attributes as mutually agreed to by the Holder and Acquiror, (iii) to the extent the Holder receives any Tax refund or Tax credit properly attributable to the Acquiror or any of its Subsidiaries, the Holder shall promptly pay the amount of any such Tax refund or Tax credit over to the Acquiror, and (iv) the Holder and its Affiliates shall hold the Acquiror and its Subsidiaries harmless from any Tax liability of any Person included in any such Tax Return other than the Acquiror or its Subsidiaries.”

13.3    by adding the following as a new Section 9.4(e) and making the existing Section 9.4(e) a new Section 9.4(f):

“For U.S. federal income tax purposes, the Pre-Closing Restructuring shall be treated as set forth in the Pre-Closing Restructuring Plan and the Pre-Closing Restructuring Tax Treatment (as defined in the Pre-Closing Restructuring Plan) and none of the parties shall take or fail to take any action that could reasonably prevent the Pre-Closing Restructuring Tax Treatment. Each of the parties shall report the Pre-Closing Restructuring transactions in accordance with the Pre-Closing Restructuring Tax Treatment as set forth in the Pre-Closing Restructuring Plan unless otherwise required by a Governmental Authority.”

Section 14.    Amendment to Section 11.1. Section 11.1 of the Agreement is hereby amended as follows:

14.1    by deleting Section 11.1(f) in its entirety and inserting in lieu thereof the following:

“prior to the Closing, by written notice to the Holder from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Vieco 10, the Holder or the Companies set forth in this Agreement, such that the conditions specified in Section 10.2(a), Section 10.2(b) or Section 10.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating

Company Breach is curable by Vieco 10, the Holder or the Companies through the exercise of their respective reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Holder of notice from Acquiror of such breach, but only as long as Vieco 10, the Holder and the Companies continue to use their respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before December 18, 2019, or if the time period for Acquiror to consummate a Business Combination is extended to April 18, 2020, the Closing has not occurred on or before April 18, 2020 (the later of such dates, the “Agreement End Date”), unless Acquiror is in material breach hereof; or”

14.2    by deleting Section 11.1(g) in its entirety and inserting in lieu thereof the following:

“prior to the Closing, by written notice to Acquiror from the Holder if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Subs set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Holder of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless Vieco 10, the Holder or the Companies is in material breach hereof.”

Section 15.    Amendment to Section 11.2. Section 11.2 of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of Vieco 10, the Holder, the Companies, Acquiror or Merger Subs, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XIII and the Confidentiality Agreement shall survive any termination of this Agreement.”

Section 16.    Amendment to Section 13.1 Section 13.1 of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“Each of Vieco 10, the Companies and the Holder acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. Each of Vieco 10, the Companies and the Holder further acknowledges that, as described in the prospectus dated September 15, 2017 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). Each of Vieco 10, the Companies and the Holder acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of Vieco 10, the Companies and the Holder hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Companies’ and the Holder’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Holder in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Companies and the Holder may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).”

Section 17.    Amendment to Section 13.3(c). Section 13.3(c) of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“If to the Holder or Vieco 10, to:

c/o Vieco 10 Limited

Craigmuir Chambers

PO Box 71

Road Town

Tortola

British Virgin Islands

Email:                vghl@harneys.com

with copies to (which shall not constitute notice):

Virgin Management USA, Inc.

65 Bleecker Street, 6th Floor

New York, NY 10012

Attention:         James Cahillane, General Counsel

Email:              James.Cahillane@virgin.com

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:        Josh Dubofsky

                         Justin G. Hamill

                         Charles K. Ruck

Email: josh.dubofsky@lw.com

            justin.hamill@lw.com

            charles.ruck@lw.com”

Section 18.    Amendment to Section 13.16. Section 13.16 of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“Except (x) as otherwise contemplated by Article XII and (y) in the case of claims against a Person in respect of such Person’s actual fraud:

(a)    Solely with respect to Vieco 10, the Holder, the Companies, Acquiror and the Merger Subs, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, Vieco 10, the Holder, the Companies, Acquiror and the Merger Subs as named parties hereto; and

(b)    except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of Vieco 10, the Holder, the Companies, Acquiror or the Merger Subs and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Vieco 10, the Companies, the Holder, Acquiror or the Merger Subs under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.”

Section 19.    Amendment to Section 1.1(a) of the Company Disclosure Letter. Section 1.1(a) of the Company Disclosure Letter delivered in accordance with the Agreement is hereby amended by replacing such section in its entirety with the Pre-Closing Restructuring Plan in the form attached hereto as Schedule A.

Section 20.    Amendment to Exhibit B. Exhibit B of the Agreement is hereby amended by replacing such exhibit in its entirety with the Form of Bylaws of Acquiror upon Domestication in the form attached hereto as Schedule B.

Section 21.    Amendment to Exhibit C. Exhibit C of the Agreement is hereby amended by replacing such exhibit in its entirety with the Form of Stockholders’ Agreement in the form attached hereto as Schedule C.

Section 22.    Amendment to Exhibit D. Exhibit D of the Agreement is hereby amended by replacing such exhibit in its entirety with the Form of Registration Rights Agreement in the form attached hereto as Schedule D.

Section 23.    Amendment to Exhibit E. Exhibit E of the Agreement is hereby amended by replacing such exhibit in its entirety with the Form of Transition Services Agreements in the form attached hereto as Schedule E.

Section 24.    Amendment to Exhibit F. Exhibit F of the Agreement is hereby amended by replacing such exhibit in its entirety with the Form of Incentive Equity Plan in the form attached hereto as Schedule E.

Section 25.    References. From and after the date of this Amendment No. 1, (i) references in the Agreement to the “Agreement” shall be deemed to refer to the Agreement as amended hereby unless the context otherwise requires, (ii) references in the Agreement to the “Stockholders’ Agreement” shall be deemed to refer to the Stockholders’ Agreement as amended hereby unless the context otherwise requires, (iii) references in the Agreement to the “Registration Rights Agreement” shall be deemed to refer to the Registration Rights Agreement as amended hereby unless the context otherwise requires, (iv) references in the Agreement to the “Transition Services Agreement” shall be deemed to refer to the Transition Services Agreement as amended hereby unless the context otherwise requires, and (v) references in the Agreement to the “Incentive Equity Plan” shall be deemed to refer to the Incentive Equity Plan as amended hereby unless the context otherwise requires.

Section 26.    Full Force and Effect. Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect. This Amendment No. 1 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment No. 1 shall be deemed to be in full force and effect from and after the execution of this Amendment No. 1 by the parties hereto as if the amendments made hereby were originally set forth in the Agreement.

Section 27.    Termination; Effect of Termination. Section 11.1 and Section 11.2 of the Agreement are hereby incorporated, as amended by this Amendment No. 1, into this Amendment No. 1 by reference, mutatis mutandis.

Section 28.    Notices.    Section 13.3 of the Agreement is hereby incorporated, as amended by this Amendment No. 1, into this Amendment No. 1 by reference, mutatis mutandis.

Section 29.    Governing Law; Jurisdiction; Waiver of Jury Trial. Section 13.7 and Section 13.14 of the Agreement are hereby incorporated into this Amendment No. 1 by reference, mutatis mutandis.

Section 30.    Headings; Counterparts; Severability. Section 13.8 and Section 13.13 of the Agreement are hereby incorporated into this Amendment No. 1 by reference, mutatis mutandis.

Section 31.    Non-Recourse.    Section 13.16 of the Agreement is hereby incorporated, as amended by this Amendment No. 1, into this Amendment No. 1 by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 on the day and year first indicated above.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

FOUNDATION SUB 1, INC.

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

FOUNDATION SUB 2, INC.

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

FOUNDATION SUB LLC

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1]

VIECO 10 LIMITED

By:	/s/ George Whitesides
Name:	George Whitesides
Title:	Director

VIECO USA, INC.

By:	/s/ George Whitesides
Name:	George Whitesides
Title:	Authorized Signatory

TSC VEHICLE HOLDINGS, INC.

By:	/s/ George Whitesides
Name:	George Whitesides
Title:	Authorized Signatory

VIRGIN GALACTIC VEHICLE HOLDINGS, INC.

By:	/s/ George Whitesides
Name:	George Whitesides
Title:	Authorized Signatory

VGH, LLC

By:	/s/ George Whitesides
Name:	George Whitesides
Title:	Authorized Signatory

[Signature Page to Amendment No. 1]

Schedule A

Pre-Closing Restructuring Plan

Schedule B

Form of Bylaws of Acquiror upon Domestication

Schedule C

Form of Stockholders’ Agreement

Schedule D

Form of Registration Rights Agreement

Schedule E

Form of Transition Services Agreement

Schedule F

Form of Incentive Equity Plan